Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

BETWEEN

ADVANCED MICRO DEVICES, INC.,

a Delaware corporation,

AS SELLER

AND

7171 SOUTHWEST PARKWAY HOLDINGS, LP,

a Delaware limited partnership

AS PURCHASER

covering and describing

THE AMD LONE STAR CAMPUS

Austin, Travis County, Texas

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made to be effective as of the date described in Section 9.16 of this Agreement (the “Effective Date”), by and between ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Seller”) and 7171 SOUTHWEST PARKWAY HOLDINGS, LP, a Delaware limited partnership (“Purchaser”).

W I T N E S S E T H:

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. For the consideration and subject to the terms and conditions set forth and stated herein, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the following:

(a) All of Lot 1, Block “U,” LANTANA LOT 1, BLOCK U, a subdivision in Travis County, Texas, according to the map or plat thereof recorded under Document No. 200600010 in Official Public Records of Travis County, Texas, together with all rights, tenements, hereditaments, easements, appendages, ways, privileges and appurtenances pertaining thereto, including, without limitation, any right, title and interest of Seller in and to the adjacent streets, alleys and rights-of-way, all minerals, oil, gas and other hydrocarbon substances on and under such real property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to such real property (collectively, the “Land”);

(b) All improvements and fixtures located on the Land, including, without limitation, all buildings, structures, facilities, electrical fixtures, systems and equipment, plumbing fixtures, systems and equipment, heating fixtures, systems and equipment, air conditioning fixtures, systems and equipment, owned by Seller and affixed or attached to said Land, buildings and structures (collectively, the “Improvements”);

(c) All of Seller’s right, title and interest in and to the tangible personal property used by Seller in connection with the upkeep, repair, maintenance or general operation of the Land or the Improvements as of the date hereof, including, without limitation, the tangible personal property described on Schedule 1 to the Bill of Sale (as defined in Section 4.2 below) as being conveyed to Purchaser (collectively, the “Tangible Personal Property”), but excluding the Excluded Property (as defined below);

(d) All of Seller’s right, title and interest in and to all intangible personal property to the extent and only to the extent that the same is both assignable by Seller and used by Seller solely in connection with the ownership, use or general operation of the Land, Improvements or Tangible Personal Property as of the date hereof, including, without limitation, the intangible personal property described on Schedule 2 to the Bill of Sale, but excluding the Excluded Property; and

(e) All right, title and interest of Seller all development rights associated with the Land and the Improvements, including, without limitation, any rights to impervious cover, density, traffic trips or curb cuts that may be built upon or adjacent to the Land;

provided, however, the foregoing description of real and personal properties agreed to be sold and purchased under this Agreement does not include, and Seller expressly EXCEPTS HEREFROM and RESERVES unto Seller, for itself, its successors and assigns (1) the tangible personal property described on Schedule 1 to the Bill of Sale shown as being “Retained by Assignor” and (2) the intangible personal property described on Schedule 3 to the Bill of Sale (such excluded tangible and intangible personal property is collectively referred to herein as the “Excluded Property”).

1.2 Property Defined. The property and interests described in Subsections 1.1(a) through 1.1(e) above, less and except the Excluded Property are herein sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property is sold and purchased under this Agreement subject the matters deemed to be “Permitted Exceptions” pursuant to Section 2.3 of this Agreement.

1.4 Purchase Price. Seller agrees to sell the Property to Purchaser and Purchaser agrees to purchase the Property from Seller for a total cash purchase price of One Hundred Sixty-Six Million and 00/100 Dollars ($166,000,000.00) (the “Purchase Price”).

1.5 Payment of Purchase Price. The Purchase Price shall be payable by Purchaser to Seller in cash at Closing.

1.6 Earnest Money. Within three (3) business days after the execution of this Agreement by Seller and Purchaser, Purchaser agrees to deposit with Heritage Title Company of Austin, Inc., 1500 Frost Bank Tower, 401 Congress Avenue, Austin, Travis County, Texas (the “Title Company”), the sum of Seven Million and 00/100 Dollars ($7,000,000) (the “Earnest Money”) to be held by the Title Company in accordance with the terms and provisions of this Agreement. The Earnest Money shall be held and disbursed as provided in this Agreement. In the event the sale of the Property as contemplated hereunder is consummated, the Earnest Money plus interest accrued thereon shall be applied toward the payment at Closing of the Purchase Price. If the purchase and sale of the Property is not completed and this Agreement terminates for any reason other than a default by Purchaser of this Agreement, then the Earnest Money and all interest thereon less the Independent Contract Consideration shall be returned to Purchaser on demand upon such termination of this Agreement. The Title Company is hereby instructed to hold the Earnest Money in one or more interest bearing accounts in the name of the Title Company as escrow agent under this Agreement. All interest accruing on the said deposit of Earnest Money shall become a part of, and in addition to, the Earnest Money stated above and shall be held and disbursed by the Title Company as provided in this Agreement. Purchaser agrees to execute such escrow deposit forms as the Title Company shall require incident to the deposit of the Earnest Money with the Title Company. In the event

Purchaser fails to deposit said Earnest Money with the Title Company and said escrow deposit forms, within the time and as herein provided, this Agreement shall automatically terminate and neither party shall have any further obligations hereunder. Time is of the essence with respect to this obligation of Purchaser. Unless and until the interest earned on the Earnest Money is disbursed to Seller, the interest earned shall be deemed the income of Purchaser.

1.7 Independent Contract Consideration. In the event that this Agreement shall be terminated for any reason and the result thereof is the return of the Earnest Money to the Purchaser, nevertheless, the amount of One Hundred and No/100 Dollars ($100.00) thereof (the “Independent Contract Consideration”), shall be withheld from the Earnest Money and paid to Seller by the title Company, which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement with the provisions set forth herein that allow Purchaser the right to terminate this Agreement under the conditions provided in this Agreement. The Independent Contract Consideration is nonrefundable in all events.

ARTICLE II

TITLE AND SURVEY

2.1 Commitment for Title Insurance. Seller and Purchaser acknowledge their receipt from the Title Company of both (a) a title commitment (the “Preliminary Commitment”) covering the Land and Improvements and binding the Title Company to issue to Purchaser at Closing a Form T-1 Owner’s Policy of Title Insurance, such form being the standard form of policy prescribed by the Texas State Board of Insurance in the full amount of the Purchase Price and (b) legible copies of all instruments referenced in Schedules B and C of the Title Commitment and (c) a revised title commitment (the “Title Commitment”) which includes all matters disclosed by the Survey that affect the title to the Property.

2.2 Survey. Purchaser, at Purchaser’s sole cost and expense, has caused a current, “as built,” ALTA survey (the “Survey”) to be performed and completed on the Property and certified by a registered public surveyor (the “Surveyor”) selected by Purchaser. The Survey is in a form acceptable to Purchaser and a signed original thereof has been delivered to each of Seller, Purchaser and the Title Company by or on behalf of Purchaser. The description by which the Land is conveyed to Purchaser hereunder shall be the description of the Land contained in Subsection 1.1(a) of this Agreement.

2.3 Title Review Period. Purchaser has reviewed (i) the Title Commitment, (ii) legible copies of all instruments referred to in Schedules B and C of the Title Commitment, and (iii) the Survey and agrees that each exception listed on Exhibit A attached to Exhibit A which is attached hereto and incorporated herein for all purposes shall be deemed a “Permitted Exception.” In the event prior to Closing, Purchaser shall notify Seller of an objection to a title defect or encumbrance contained in any revision of the Title Commitment hereafter received from the Title Company prior to Closing, which was not contained in the Title Commitment, then Seller shall have ten (10) calendar days, or such greater period of time to which Seller and Purchaser may, in their sole discretion, then agree (the “Cure Period”), within which Seller may (but shall in no event be required to) cure or remove defect or encumbrance which is the subject of such objection. If Seller fails to either cure or remove such defect or encumbrance to the reasonable satisfaction of Purchaser and the Title Company prior to the expiration of the Cure Period, Purchaser may either waive such objection and accept such title as Seller is able to convey without any reduction in the Purchase Price or, as Purchaser’s sole and exclusive remedy, may terminate this Agreement by written notice to Seller and receive a refund of all Earnest Money less the Independent Contract Consideration. Notwithstanding anything contained herein to the contrary, Purchaser shall not be obligated to object to any mechanics liens or other monetary liens or charges against the Property, except for non-delinquent real property taxes and assessments that are prorated as of the Closing, and Seller will obtain a release of any and all said liens or charges at or prior to Closing (and none of the foregoing items shall be Permitted Exceptions). Failure of the Purchaser to send written notice of its election under this Section 2.3 within five (5) calendar days after the expiration of the Cure Period shall be deemed an election by Purchaser to waive its objection and accept such title as Seller is able to convey without any reduction in the Purchase Price.

2.4 Owner Policy of Title Insurance. At Closing, Seller will pay the Title Company the basic premium promulgated by the Texas State Board of Insurance for the Title Company to issue to Purchaser a Form T-1 Owner’s Policy of Title Insurance (the “Title Policy”) covering the Land and Improvements, in the full amount of the Purchase Price, on the form then prescribed by the Texas State Board of Insurance. Such policy may contain as exceptions the standard Schedule B exceptions, modified, if applicable, but any such modification shall be at Purchaser’s sole cost and expense (the “Standard Exceptions”) and the Permitted Exceptions. Notwithstanding anything contained herein to the contrary, except to the extent related to a Seller cure of an objected title condition under Section 2.3 above, if Purchaser requests the Title Company to modify any of the Standard Exceptions or to issue any endorsements to the Title Policy, all obligations, costs and expenses associated therewith shall be the sole cost and expense of Purchaser; Seller shall have no obligations and bear no costs or expenses in connection therewith; and the failure or inability of Purchaser to obtain any requested modifications or endorsements to the Title Policy shall not release or relieve Purchaser from its obligations to comply timely with closing the purchase of the Property from Seller as provided in this Agreement.

ARTICLE III

DISCLOSURE MATERIALS

3.1 Delivery of Disclosure Materials. Prior to the Effective Date, Seller has provided or made available to Purchaser, the following:

(a) all plans and specifications for the Property, if in Seller’s possession;

(b) current year to November 30, 2012, statement and statements covering Seller’s fiscal years 2011 and 2010, reflecting the costs and expenses incurred by Seller to operate, maintain and repair the Property;

(c) copies of all warranties and guaranties with respect to the Property;

(d) copies of material licenses and permits relating to the ownership, maintenance, operation or repair of the Property; and

(e) copies of the materials described on Exhibit D to the extent the same are in Seller’s possession or control as of the Effective Date.

In addition to the statements, documents, instruments and agreements described above in this Section or which have been or may be provided to or acquired by Purchaser heretofore or hereafter, Purchaser acknowledges receipt from Seller, and its approval of the issuing vendor, of a Phase 1 environmental study of the Land and Improvements (the “Phase 1 Study”) prepared and addressed to Seller by Environ International Corporation (“Seller’s Environmental Consultant” and together with all said statements, documents, instruments and agreements described above in this Section or which have been or may be provided to or acquired by Purchaser heretofore or hereafter, are collectively the “Disclosure Materials” herein).

3.2 Right of Access. By its execution of this Agreement, Purchaser acknowledges that it has completed its due diligence investigations with respect to the Property. From the date of this Agreement until the Closing or the earlier termination of this Agreement, Seller hereby grants a nonexclusive irrevocable license to Purchaser, its employees, authorized agents and contractors, of ingress, egress, entry and access to the Property, as Purchaser deems necessary or desirable, to facilitate the Closing (as defined below) and transitioning of the Property to Purchaser post-Closing; provided that Purchaser (i) shall give Seller at least one (1) business day prior notice of the time, place, and purpose of any ingress or entry to the Property and shall permit a representative of Seller to accompany Purchaser; and (ii) at Seller’s written request and at no cost to Seller, deliver to Seller copies of any reports, studies, or assessments relating to any tests conducted at the Property by Purchaser or its representatives. Purchaser shall not permit any destruction or material damage to the Property or any liens to attach to the Property by reason of the exercise of such rights. All inspections and examinations that require physical presence on the Land shall be conducted so as not to unreasonably interfere with use of the Property by Seller, subject to compliance by Purchaser with the security and safety policies and procedures of Seller. Purchaser hereby indemnifies and agrees to defend and hold harmless the Seller from and against any and all such destruction or material damage to the Property and from any and all liens by contractors, subcontractors, materialman, or laborers performing work, tests, and inspections for Purchaser under or pursuant to this Section, as well as any claims asserted by third parties for injuries or damages to said third parties or their property to the extent resulting from the negligence or willful misconduct of persons performing such work, tests, or inspections at the request of Purchaser. Purchaser further agrees to provide to Seller certificates of commercial general liability insurance showing Seller as an additional insured thereon with respect to injuries, death and property damage sustained by third parties from the performance of said work, tests, or inspections.

ARTICLE IV

CLOSING

4.1 Time and Place. The closing of this transaction (the “Closing”) shall take place at the offices of the Title Company at 10:00 a.m. (Austin, Texas, time) on March 26, 2013 (the “Closing Date”), or at such other time and date as may be agreed upon by Seller and Purchaser in writing.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a Special Warranty Deed (the “Deed”) in the form of Exhibit A attached hereto and made a part hereof for all purposes, executed and acknowledged by Seller in recordable form, conveying the Land and Improvements to Purchaser free and clear of all encumbrances except the Permitted Exceptions;

(b) join with Purchaser in the execution and acknowledgment of a Blanket Conveyance, Bill of Sale and Assignment (the “Bill of Sale”) in the form of Exhibit B attached hereto and made a part hereof for all purposes;

(c) deliver to Purchaser a standard or customary reliance letter issued by Seller’s Environmental Consultant and addressed to Purchaser;

(d) deliver to Purchaser a FIRPTA Affidavit (the “FIRPTA Affidavit”) in the form of Exhibit G attached hereto and made a part hereof for all purposes, duly executed by Seller, stating that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, and in the event Seller is unable or unwilling to deliver the FIRPTA Affidavit, in lieu thereof the funds payable to Seller shall be adjusted in such a manner as to comply with the withholding provisions of such statutes;

(e) deliver to Purchaser possession of the Property, subject only to the Permitted Exceptions;

(f) deliver to Purchaser tax certificates furnished by the taxing authorities having jurisdiction over the Property reflecting that all ad valorem taxes levied on the Property have been paid through the calendar year immediately preceding Closing;

(g) deliver to Purchaser such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller and such other documents, instruments, and sums as may be necessary from Seller in order to permit Closing in accordance with this Agreement on or before the Closing Date;

(h) execute a sublease dated as of the date of Closing, that has been executed by Lantana HP Limited, LP, a Texas limited partnership (“Sublandlord”), as sublandlord, in the form of Exhibit E attached hereto and made a part hereof for all purposes;

(i) join with Purchaser and Sublandlord in the execution and acknowledgment of a Consent Agreement dated as of the date of Closing (the “Consent Agreement”) in the form of Exhibit F attached hereto and made a part hereof for all purposes. The parties acknowledge that it shall be Purchaser’s obligation to obtain Sublandlord’s signature to the Consent Agreement; and

(j) deliver to Purchaser the letter of credit required under the Consent Agreement.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) pay to Seller the amount of the Purchase Price in cash or other immediately available funds to Seller in Austin, Travis County, Texas, it being agreed that the Earnest Money shall be delivered to Seller at Closing and applied towards payment of the Purchase Price;

(b) join with Seller in execution of the Bill of Sale;

(c) provide to Seller an original, executed counterpart of a Master Lease Agreement dated as of the date of Closing, by and between Purchaser, as master landlord, and Sublandlord, as master tenant, covering all rentable square feet of space in the Property and in the form of Exhibit H attached hereto and made a part hereof for all purposes, which counterpart must be signed by both Purchaser and Sublandlord;

(d) join with Seller and Sublandlord in the execution and acknowledgment of the Consent Agreement; and

(e) deliver to Seller such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser and such other documents, instruments, and sums as may be necessary from Purchaser in order to permit Closing in accordance with this Agreement on or before the Closing Date.

4.4 Prorations. All current taxes, assessments, utilities, maintenance charges and similar expenses of the Property, determined using the accrual method of accounting, shall be prorated between Seller and Purchaser as of the Closing Date and, based upon and to the extent of information then available, such prorations shall be made at the Closing. Seller and Purchaser shall use their best efforts prior to the Closing Date to prepare a schedule of prorations, which may be estimates to the extent applicable, covering as many items to be prorated as practicable so such prorations can be made at the Closing. Any proration which must be estimated at Closing shall be re-prorated and finally adjusted as soon as practicable after the Closing Date. Such expenses of the Property for the period before the Closing Date shall be for the account of Seller and the expenses for the period on and after the Closing Date shall be for the account of Purchaser. Seller shall pay all taxes, assessments, invoices for goods furnished or services supplied, and other expenses relating to the Property that are allocable to the period before the Closing Date. This Section 4.4 shall survive Closing.

4.5 Closing Costs. Seller shall pay (a) the fees of its counsel representing it in connection with this transaction, (b) the basic premium for the Title Policy to be issued to Purchaser by the Title Company at Closing (specifically excluding the additional premiums charged for modification of the “survey exception” or making other endorsements or modifications to the Title Policy, all of which additional premiums shall be borne by Purchaser if such modification is requested by Purchaser), (c) the fees for recording the Deed and any other instrument, and (d) one-half (1/2) of any escrow fee which may be charged by the Title Company in connection with this transaction. Purchaser shall pay (a) the fees of any counsel representing Purchaser in connection with this transaction, (b) the cost of the Survey, if Purchaser orders the Survey, (c) the additional premiums charged for modification of the “survey exception” or making other endorsements or modifications to the Title Policy, and (d) one-half (1/2) of any escrow fees charged by the Title Company in connection with this transaction. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6 Conditions Precedent. The obligations of Purchaser under this Agreement are subject to satisfaction of all of the conditions set forth in this Section 4.6. Purchaser may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Purchaser of any of its rights or remedies if Seller defaults in the performance of any covenant or agreement to be performed by Seller or if Seller breaches any representation or warranty made by Seller in this Agreement on or before the Closing Date. If any condition set forth in this Section 4.6 is not fully satisfied or waived in writing by Purchaser, this Agreement shall terminate, but without releasing Seller from liability if Seller defaults in the performance of any such covenant or agreement to be performed by Seller or if Seller breaches any such representation or warranty made by Seller before such termination, and the Earnest Money, less the Independent Contract Consideration, shall be returned to Purchaser by the Title Company.

(a) On the Closing Date, Seller shall not be in default in the performance of any material covenant or agreement to be performed by Seller under this Agreement.

(b) On the Closing Date, all representations and warranties made by Seller in section 6.1 hereof shall be true and correct in all material respects as if made on and as of the Closing Date.

(c) On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person shall have been instituted that challenges the validity or legality of any of the transactions contemplated by this Agreement.

(d) On the Closing Date, the Title Company shall be unconditionally and irrevocably committed to issue the Title Policy to Purchaser in the form prescribed herein, insuring Purchaser that fee simple absolute title to the Land and the Improvements is vested in Purchaser subject only to the Permitted Exceptions and encumbrances granted or created by Purchaser, which Title Policy shall include the following endorsements: T-19.1 and T-23; provided that Purchaser shall pay for all additional premiums charged by the Title Company to issue said endorsements.

4.7 Possession. Subject to the terms of the Lease, Seller shall transfer possession of the Property to Purchaser on the Closing Date. If not previously delivered to Purchaser, Seller shall deliver to Purchaser on the Closing Date copies of all files, correspondence, maintenance records and operating manuals relating to the use, operation and or repair of the Property, and the master copy of keys and electronic access card keys (properly tagged or identified) to the Property in such amount as reasonably requested by Purchaser. Seller may retain originals of any or all of the foregoing items which cover or relate to the portions of the Property covered by the Lease or which are confidential or privileged information of Seller. On the Closing Date or as soon thereafter as practicable, Seller and Purchaser shall send notices to all vendors and contractors for the Property informing them that Seller sold the Property to Purchaser on the Closing Date.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Purchaser. Purchaser makes the representations and warranties set forth in this Section 5.1 to Seller, which representations and warranties are now and shall, in all material respects, at the Closing be true and correct and shall survive Closing. If Purchaser obtains actual knowledge that any of the representations and warranties contained in this Section 5.1 may cease to be true prior to the Closing, Purchaser shall give prompt notice to Seller (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Purchaser’s notice is based).

(a) Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified (or will be qualified prior to the Closing) to do business and in good standing under the laws of the State of Texas.

(b) Purchaser has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except CBRE Group, Inc. (the “Seller’s Broker”).

(c) The consummation of this transaction shall constitute Purchaser’s acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property and not on any representation or warranty by Seller that is not set forth in this Agreement.

(d) Purchaser is experienced in and knowledgeable about the ownership and management of real estate, and it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the condition, value and potential financial gains from the Property. Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants with respect to the condition, value and potential financial gains from the Property, Purchaser has relied solely upon and will continue to rely solely upon its own analyses, experience and resources and will not rely on any information provided by Seller or its agents or consultants, except as expressly provided in this Agreement.

(e) Purchaser represents, warrants and covenants that it is not using the assets of any (i) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “plan” (within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) or (iii) entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity, to fund its purchase of the Property under this Agreement.

(f) Purchaser is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Purchaser covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonable prior notice.

(g) Neither Purchaser nor any beneficial owner of Purchaser is listed on is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Notwithstanding anything contained herein to the contrary, for the purposes of this provision, the phrase “any beneficial owner of Purchaser” shall not include (x) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange, or (y) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Purchaser or in the holder of any direct or indirect interest in Purchaser.

5.2 Representations and Warranties of Seller. Seller makes the representations and warranties to Purchaser set forth in this Section 5.2, which representations and warranties are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct. If Seller obtains actual knowledge that any of the representations and warranties contained in this Section 5.2 may cease to be true prior to the Closing, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based). As used in this Section 5.2, the phrase “to the extent of Seller’s actual knowledge” and similar language shall mean the current, actual knowledge of Craig Garcia, Bill Montague and, with respect only to the representation in Section 5.2(e), Shaun Moore (collectively, “Seller’s Representatives”). There shall be no duty imposed or implied under this Agreement to investigate, inquire, inspect, or audit any such matters (except as set forth in Section 5.2(e) below), and there shall be no personal liability on the part of any of Seller’s Representatives. To the extent Purchaser has or acquires actual knowledge or is deemed to know prior to the Effective Date that these representations and warranties are inaccurate, untrue or incorrect in any way, Purchaser shall be obligated to promptly give Seller written notice of said discovery and said representations and warranties shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge as of the Effective Date. Purchaser shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement or any files, documents, materials, analyses, studies, tests, or reports disclosed or made available to Purchaser prior to the Effective Date contains information which is inconsistent with such representation or warranty.

(a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing under the laws of the State of Texas;

(b) Seller has the legal right, power, and authority as a Delaware corporation to enter into this Agreement and to consummate the transactions contemplated hereby;

(c) Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment binding upon Seller or to which Seller or the Property is subject;

(d) Seller has not received written notice from any governmental authority that the Property is not in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied and, to the extent of Seller’s actual knowledge, the Property is, in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied;

(e) To the extent of Seller’s actual knowledge, in this case, however, after inquiry of the General Counsel of Seller, there are no pending or contemplated condemnation proceedings involving the Property;

(f) there is no pending or to the extent of Seller’s actual knowledge, threatened, litigation affecting the Property and Seller is not the subject of a bankruptcy or insolvency proceeding;

(g) there are no parties in possession of the Property except Seller;

(h) to the extent of Seller’s actual knowledge, there is no condition that could result in the termination of current points of access between the Land and the currently existing roads abutting the Land or utility facilities servicing the Property;

(i) Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except the Seller’s Broker. Seller and Seller’s Broker have entered into a separate written agreement between them with regard to payment of any commissions, fees or other compensation to Seller’s Broker on account of this transaction.

(j) Seller is in compliance with the requirements of the Orders. Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice.

(k) Except as may be identified in the Phase 1 Report or in any additional environmental reports delivered to or obtained by Purchaser, Seller has not received any written notice from any governmental authority that the Property is in material violation of any federal, state, or local laws, ordinances or regulations applicable to the Property with respect to “hazardous waste”, “toxic substances” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6921, et seq.) and regulations adopted thereunder and, to the extent of Seller’s actual knowledge, no such violations exist.

(l) the copies of the Disclosure Materials provided to Purchaser by Seller via the electronic disclosure site maintained by Seller’s Broker are true, correct and complete copies of such documents.

(m) at the time of Closing, all impact or other development fees payable for any improvements to the Property have been paid in full.

(n) Exhibit C contains a complete list of all management, lease, purchase option, service, supply or maintenance agreements or other contracts or agreements, to which Seller is a party relating to the leasing, design, construction, ownership, management, operation, maintenance or repair of the Property (collectively, “Operating Agreements”). Seller has delivered to Purchaser true and complete copies of all Operating Agreements.

The obligations of Seller for the accuracy of representations and warranties contained in this Section 5.2 on and as of the Closing Date shall survive Closing. Except as set forth in this Section 5.2, Seller has not made, does not make and has not authorized anyone to make, any warranty or representation as to the Property or any part thereof, any Disclosure Materials, the qualifications, skill or knowledge of the respective persons preparing such materials, the truth, accuracy or completeness of such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement. Purchaser expressly acknowledges that no such warranty or representation has been made and that Purchaser is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Section. Purchaser shall accept the Property “AS IS” and in its condition on the date of Closing subject only to the express provisions of this Agreement and hereby acknowledges and agrees that SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO, THE PROPERTY IF NOT SET FORTH IN THIS AGREEMENT.

5.3 Covenants of Purchaser. Purchaser hereby covenants to Seller as follows:

(a) Purchaser will not acquire the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(b) If Purchaser obtains knowledge that Purchaser or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser that subsequent to the Effective Date until Closing, or the earlier termination of this Agreement, Seller will:

(a) if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller and receive a return of the Earnest Money less the Independent Contract Consideration;

(b) operate the Property in the same manner Seller has operated the Property during the period of Seller’s ownership thereof, including, without limitation, carrying the same insurance with respect to the Property and Seller’s operations thereon as currently exists as of the date hereof;

(c) maintain the Property in its present condition and state of repair, subject to fire or other casualty and other events beyond Seller’s control;

(d) advise Purchaser immediately of any litigation or administrative proceedings instigated or threatened against the Property;

(e) not enter into any new Operating Agreements or other service contracts, leases, easements, covenants or any other agreements that would be binding on the Property following the Closing or amend any such agreements existing as of the date hereof, other than as described in Section 5.4(f);

(f) terminate or modify to become inapplicable to the Property after Closing all Operating Agreements with respect to the Property effective as of the Closing (except those Operating Agreements that will survive closing as specifically described in Exhibit C) and pay any and all fees and penalties with respect to such terminations;

(g) from the date of this Agreement until the expiration or earlier termination of this Agreement, Seller and its officers, directors, affiliates, employees, representatives and agents shall not (i) directly or indirectly solicit, initiate or participate in any way in discussions or negotiations with, provide any information or assistance to, or enter into any agreement with, any person or group of persons (other than Purchaser or its representatives) concerning the purchase or sale of the Property, or (ii) assist or participate in, facilitate or encourage any effort or attempt by any person (other than Purchaser or its representatives) to do or seek to do any of the foregoing (the “Exclusive Covenant”). This Exclusive Covenant shall automatically be void and of no further force or effect as of the date immediately following the expiration or earlier termination of this Agreement.

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. In the event that Purchaser should fail to consummate this Agreement for any reason, except Seller’s default or the termination of this Agreement by either Seller or Purchaser as expressly provided for in this Agreement, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive the Earnest Money, as liquidated damages for the breach of this Agreement, it being agreed between Seller and Purchaser that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof.

6.2 Default by Seller. In the event that Seller should fail to consummate this Agreement for any reason, except Purchaser’s default or the termination of this Agreement by either Seller or Purchaser as expressly provided for in this Agreement, Purchaser shall be entitled, as its sole and exclusive remedies, either (a) to the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability under this Agreement, or (b) to enforce specific performance of this Agreement; provided, however, that Purchaser must make the election to pursue the remedy of specific performance by giving Seller written notice within thirty (30) days following the date on which the default by Seller occurs that Purchaser elects to pursue specific performance. If Purchaser fails to timely give said written notice, Purchaser shall be deemed for all purposes to have elected to obtain the return of the Earnest Money and terminate this

Agreement thereby releasing Seller from any and all further liability under this Agreement (after such return of the Earnest Money). Notwithstanding anything contained herein to the contrary, Seller acknowledges that this Section 6.2 does not, in any way, reduce or otherwise eliminate any amounts owing to Purchaser pursuant to Section 9.11 below.

ARTICLE VII

RISK OF LOSS

7.1 Casualty. In the event of any damage or destruction to the Property subsequent to the Effective Date and prior to the date of Closing, the estimated cost of repair of which is in excess of Eight Million Dollars ($8,000,000), this Agreement shall terminate if Purchaser shall give Seller written notice within thirty (30) days following the occurrence of the event that Purchaser elects to terminate this Agreement. If this Agreement terminates under this Section 7.1, the Earnest Money less the Independent Contract Consideration shall be returned to Purchaser. In the event of any damage or destruction to the Property subsequent to the Effective Date and prior to the date of Closing, the estimated cost of repair of which is less than Eight Million Dollars ($8,000,000) or if Purchaser has the right to terminate this Agreement pursuant to this Section 7.1 but Purchaser does not exercise such right, then this Agreement shall remain in full force and effect and the repair and restoration cost (not to exceed Eight Million Dollars ($8,000,000)), as reasonably determined by Purchaser (subject to reasonable verification by Seller), shall be a credit to Purchaser against the total purchase price for the Property. Seller shall give notice to Purchaser immediately after the occurrence of any damage to the Property by any casualty. Purchaser shall have a period of thirty (30) days (or such shorter period as Purchaser may elect by giving notice to Seller) after Seller has given the notice to Purchaser required by this Section 7.1 to evaluate the extent of the damage and make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Purchaser required by this Section 7.1 and the period of thirty (30) days described in this Section 7.1 has expired.

7.2 Condemnation. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Purchaser, would render the Property unsuitable for Purchaser’s intended use or cause a material reduction in the value of the Property, Purchaser shall have the right, by giving notice to Seller within fifteen (15) days after Seller gives notice of the commencement of such proceedings to Purchaser, to terminate this Agreement, in which event this Agreement shall terminate. If this Agreement terminates under this Section 7.2, the Earnest Money less the Independent Contract Consideration shall be returned to Purchaser. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Purchaser has the right to terminate this Agreement pursuant to the preceding sentence but Purchaser does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Purchaser. Seller shall give notice to Purchaser reasonably promptly after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. If necessary, the Closing Date shall be postponed until Seller has given any notice to Purchaser required by this Section 7.2 and the period of thirty (30) days described in this Section 7.2 has expired.

ARTICLE VIII

COMMISSIONS

Seller agrees to pay to Seller’s Broker a brokerage commission in accordance with a separate agreement between Seller and Seller’s Broker, but not otherwise. Seller and Purchaser each represents to the other that there has been no broker or finder other than Seller’s Broker engaged by them in connection with the sale and purchase of the Property between Seller to Purchaser as contemplated by this Agreement. Seller and Purchaser each agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder (other than for the commission agreed to be paid to Seller’s Broker by Seller) that arises by, through or on account of any acts of Seller or Purchaser or their respective representatives, the party committing said acts or by, through or under whose acts said claim arises will hold the other party free and harmless from and defend the other party against any and all loss, liability, cost, damage and expense (including, attorneys’ fees and court costs) in connection therewith. The provisions of this Article VIII shall survive Closing.

ARTICLE IX

MISCELLANEOUS

9.1 Assignment. Neither Seller nor Purchaser may assign its rights under this Agreement except with the prior written consent of the other, which consent may be given or withheld in the other’s sole and absolute discretion; provided, however, that Purchaser may assign this Agreement to an affiliate or subsidiary of Purchaser without Seller’s consent so long as (a) the assignee of Purchaser assumes all of Purchaser’s obligations under this Agreement and agrees to timely perform same pursuant to an assignment agreement in form reasonably acceptable to Seller, (b) Purchaser delivers to Seller at least five (5) days prior to the Closing (i) written notice of said proposed assignment and (ii) a copy of the assignment agreement, and (c) the assignee of Purchaser unconditionally ratifies and remakes all covenants, indemnities, representations and warranties of Purchaser made in or in connection with this Agreement, all of the foregoing for the express benefit and reliance of Seller. No such assignment by Purchaser shall release or relieve the named “Purchaser” under this Agreement from the obligations of this Agreement undertaken by it.

9.2 Title Policy or Abstract. The Texas Real Estate License Act requires written notice to Purchaser that it should have an attorney examine an abstract of title to the property being purchased or obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Purchaser.

9.3 Notices.

(a) Any notice to be given by either party to this Agreement shall be given in writing and may be effected by personal delivery, facsimile transmission or sent by Federal Express or another reliable overnight courier service, addressed as follows:

(i) If to Seller:

Advanced Micro Devices, Inc. 7171 Southwest Parkway,

Austin, TX 78735

Attention: General Counsel, B100.T.432

Facsimile No.: 512.602.4999

with a copy thereof to:

SRS Real Estate Partners

15660 North Dallas Parkway, Suite 1200

Dallas, TX 75248

Attention: Leslie Dunaway

Facsimile No.: 972.419.4291

With a copy thereof to:

Advanced Micro Devices, Inc

One AMD Place M/S 5

Sunnyvale, CA 94088

Attn: Lease Manager

Facsimile No. 408.774.7002

And with an additional copy to:

Fulbright & Jaworski L.L.P.

98 San Jacinto Blvd., Suite 1100

Austin, Texas 78701-4255

Attention: R. G. Converse

Facsimile No. 512.536.4598

(ii) If to Purchaser:

c/o Spear Street Capital

One Market Plaza, Spear Tower, Suite 4125

San Francisco, CA 94105

Attention: John S. Grassi

Facsimile: 415.856.0348

with a copy to:

c/o Spear Street Capital

1114 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Zachary Resnick

Facsimile: 212.488.5520

And with an additional copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

Three Embarcadero Center, 12th Floor

San Francisco, CA 94111-4074

Attention: Mark Mengelberg

Facsimile: 415.837.1516

(b) Any notice sent in compliance with the requirements of this Section 9.5 shall be deemed given and received on the date of receipt if sent by facsimile (evidenced by the facsimile confirmation sheet) or the date such notice is received by the party or parties to whom such notice is addressed if personally delivered or delivered by Federal Express or another reliable overnight courier service. Either party may change their address for the receipt of notices under this Agreement by giving written notice of the effective date of the change not less than five (5) days prior to the effective date of the change.

9.4 Modification. This Agreement cannot be modified or amended orally and no agreement shall be effective to waive, change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and is signed by both Seller and Purchaser.

9.5 Confidentiality. Purchaser has heretofore executed and delivered to Seller a Confidentiality Agreement dated December 18, 2012 (the “Confidentiality Agreement”), and Purchaser acknowledges and agrees that it remains in effect and that this Agreement and information regarding the ownership, operation and management of the Property, including, specifically, without limitation, the information to be provided to Seller pursuant to Sections 3.1 and 3.2 hereof constitute Evaluation Materials as defined in said Confidentiality Agreement. Notwithstanding anything contained in the Confidentiality Agreement, the Confidentiality Agreement shall terminate as of the Closing as respects all Property-related information and Section 10 thereof, but shall not terminate with respect to any confidential information that relates to Tenant’s proprietary business information. Purchaser and Seller agree not to make any public announcement regarding the sale of the Property prior to the Closing Date without first providing the other party a copy of the proposed public announcements no later than five (5) days prior to such announcement and receiving the consent of such other party; provided, however, that the foregoing provisions of this Section 9.5 shall not be construed to prevent either party from making (without the consent of, or review by, the other party) any disclosure required by any applicable law or regulation or judicial process or any disclosure to such party’s agents, employees, representatives, consultants, attorneys, accountants or lenders. Any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure if that disclosure is not be made (i) until the date of the public announcement of the transaction by Purchaser and Seller and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. The provisions of this paragraph are intended to comply with the requirements of the presumption set forth in Treasury Regulations Section 1.6011-4 (B)(3) and are not intended to permit the disclosure of any information that is not subject to the requirements of such presumption. Notwithstanding any other provision herein or in the Confidentiality Agreement, at any time after the Effective Date, (a) Seller reserves the right to issue a public announcement of this transaction, including the purchase price (without need for Purchaser’s consent or approval, provided that Seller shall provide Purchaser with a courtesy copy of such announcement prior to its release (unless prohibited law); and (b) Seller may make any public disclosure as required by the Securities Exchange Commission or the New York Stock Exchange in Seller’s reasonable discretion without prior consultation with, or approval by, Purchaser.

9.6 Time of Essence. Seller and Purchaser agree that time is of the essence with regard to this Agreement.

9.7 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

9.8 Exhibits and Schedules. The following schedules or exhibits are attached hereto (collectively, the “Exhibits”) and shall be deemed to be an integral part of this Agreement:

(a) Exhibit A – Form of Special Warranty Deed;

(b) Exhibit B – Form of Blanket Conveyance, Bill of Sale and Assignment;

(c) Exhibit C – List of all Operating Agreements

(d) Exhibit D – Due Diligence Materials;

(e) Exhibit E – Form of Sublease;

(f) Exhibit F – Consent Agreement;

(g) Exhibit G – Form of FIRPTA Affidavit; and

(h) Exhibit H – Form of Master Lease

9.9 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between Seller and Purchaser pertaining to the transaction contemplated by this Agreement and fully supersedes all prior agreements and understandings between Seller and Purchaser pertaining to such transaction other than the Confidentiality Agreement referenced in Section 9.7.

9.10 Further Assurances. Both Seller and Purchaser agree that each will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the transaction contemplated by this Agreement. The provisions to this Section 9.10 shall survive Closing.

9.11 Attorneys’ Fees. In the event of any controversy, claim or dispute between Seller and Purchaser affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all of the prevailing party’s reasonable expenses, including, without limitation, attorneys’ fees, accountants’ fees and court costs and costs of discovery.

9.12 Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence, validity or content of this Agreement. The execution of this Agreement may be effected by exchange of photocopies or electronic reproductions of this Agreement bearing the signature of one or more of the parties hereto.

9.13 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

9.14 Section Headings. Section headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement.

9.15 Binding Effect. This Agreement shall not be binding upon either Seller or Purchaser unless and until both Seller and Purchaser have executed this Agreement or any counterpart hereof, the Earnest Money has been delivered with one or more counterparts of this Agreement to the Title Company and the Title Company shall have acknowledged receipt of the Earnest Money and said counterpart or counterparts by signing the receipt attached hereto.

9.16 Effective Date of Agreement. Upon execution of this Agreement by Purchaser, this Agreement shall constitute an offer by Purchaser. The offer by Purchaser contained herein shall automatically be withdrawn and become of no force or effect unless accepted and executed by Seller and delivered to the Title Company on or before 5:00 p.m. (Austin, Texas, time) on March 11, 2013; and such date of delivery to the Title Company, as evidenced by the Title Company’s notation in the space set forth below, shall be deemed the effective date of this Agreement (the “Effective Date”).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement on the respective dates set forth below their signature lines to be effective, however, on the Effective Date.

PURCHASER:			SELLER:

7171 SOUTHWEST PARKWAY HOLDINGS, LP, a Delaware limited partnership			ADVANCED MICRO DEVICES, INC., a Delaware corporation

By:	7171 Southwest Parkway Holdings GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ John S. Grassi	By:	/s/ Devinder Kumar
	Name:	John S. Grassi	Name:	Devinder Kumar
	Title:	Authorized Signatory	Title:	Sr. VP & CFO

	Date of Signature: 3/11/13		Date of Signature: March 11, 2013

TITLE COMPANY RECEIPT

The undersigned representative of the Title Company hereby acknowledges receipt of Earnest Money from Purchaser in the amount of $7,000,000 on March 11, 2013 and of a fully executed counterpart of this Agreement from Seller on March 11, 2013, which date shall be deemed the “Effective Date” of this Agreement.

TITLE COMPANY:

HERITAGE TITLE COMPANY OF AUSTIN, INC.

By:	/s/ Amy L. Fisher
Name:	Amy L. Fisher
Title:	Vice President

Date of Signature: 03/12/2013